As filed with the Securities and Exchange Commission on March 4, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANDARD PACIFIC CORP.

(Exact name of Registrant as specified in its charter)

Delaware	33-0475989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15326 Alton Parkway

Irvine, California 92618

(949) 789-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Clay A. Halvorsen, Esq.

Senior Vice President, General Counsel and Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

(949) 789-1600

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Robert K. Montgomery, Esq.

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Suite 4000

Los Angeles, California 90067-3026

(310) 552-8500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. ☒

File No. 333-52732

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)(3)	Proposed maximum aggregate offering price (1)(2)(3)	Amount of registration fee

Debt Securities (4), Preferred Stock (5), Common Stock (6), and Warrants (7)	$21,614,000	$21,614,000	$1,749

(1)	Exclusive of accrued interest and dividends, if any, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $21,614,000. Such amount represents the offering price of any preferred stock and common stock, the principal amount of any debt securities issued at their stated principal amount, the issue price rather than the principal amount of any debt securities issued at an original issue discount, and the issue price of any warrants to purchase common stock, preferred stock and debt securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3)	The $21,614,000 aggregate amount being registered is in addition to the $108,070,000 remaining available, from the aggregate amount originally registered of $450,000,000, under the Registrant’s Registration Statement on Form S-3 (File No. 333-52732).

(4)	If any debt securities are being issued at an original issue discount, then the offering price may be in such greater principal amount as shall result in the aggregate initial offering price not to exceed $21,614,000.

(5)	Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of the Registrant’s preferred stock as may be sold for the account of the Registrant, including sales upon exercise of warrants or conversion of the debt securities.

(6)	Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of the Registrant’s common stock as may be sold by the Registrant. There is also being registered hereunder an indeterminate number of shares of the Registrant’s common stock as shall be issuable upon conversion of the preferred stock or debt securities or exercise of warrants registered hereby. Each share of the Registrant’s common stock includes a right to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock pursuant to the Rights Agreement between the Registrant and EquiServe Trust Company, as Rights Agent, as amended.

(7)	Subject to footnote (2), there is being registered hereunder an indeterminate number of warrants representing rights to purchase debt securities and shares of preferred stock or common stock of the Registrant.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to Rule 462(b) and General Instruction IV to Form S-3, both as promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The contents of the Registration Statement on Form S-3 (File No. 333-52732) filed by Standard Pacific Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on December 26, 2000, as amended, which was declared effective by the Commission on January 16, 2001, including each of the documents filed by the Company with the Commission and incorporated or deemed to be incorporated therein, are incorporated herein by reference.

Information Regarding Financial Statements Incorporated by Reference into this Registration Statement

On June 5, 2002, the Company announced the appointment of Ernst & Young LLP to replace Arthur Andersen LLP as the Company’s independent auditors. The Company’s consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001 incorporated by reference in this Registration Statement have been audited by Andersen, as stated in their report dated January 21, 2002, which is incorporated by reference herein. The Company has been unable to obtain Andersen’s consent to the incorporation by reference into this Registration Statement of Andersen’s report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to the Company) may be limited as a practical matter due to recent events regarding Andersen.

Item 16. Exhibits.

See Exhibit Index attached to this Registration Statement and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 3, 2003.

STANDARD PACIFIC CORP.

By:	/s/ ANDREW H. PARNES
Name:	Andrew H. Parnes
Title:	Senior Vice President – Finance and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Stephen J. Scarborough	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 3, 2003

* Andrew H. Parnes	Senior Vice President – Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	March 3, 2003

* Michael C. Cortney	Director	March 3, 2003

James L. Doti	Director

* Ronald R. Foell	Director	March 3, 2003

Douglas C. Jacobs	Director

* Keith D. Koeller	Director	March 3, 2003

* Larry McNabb	Director	March 3, 2003

* Jeffrey V. Peterson	Director	March 3, 2003

* By:	/s/ CLAY A. HALVORSEN
Clay A. Halvorsen
as attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of Arthur Anderson LLP, Independent Public Accountants (omitted pursuant to Rule 437a promulgated under the Securities Act of 1933)

24.1

Power of Attorney (previously filed as part of the Company’s Registration Statement on Form S-3 (File No. 333-52732), filed with the Commission on December 26, 2000 and incorporated herein by reference)

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